SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) April 13, 2004
                                                         ---------------


                         STANLEY FURNITURE COMPANY, INC.
                        --------------------------------
             (Exact name of registrant as specified in its charter)


     Delaware                   0-14938                        54-1272589
     --------                   -------                        ----------
(State or other               (Commission                     (IRS Employer
  jurisdiction of              File Number)                 Identification No.)
  incorporation)


1641 Fairystone Park Highway, Stanleytown, Virginia                    24168
---------------------------------------------------                    -----
         (Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code: (276) 627-2000
                                                    --------------



-------------------------------------------------------------------------------
              (Former name or former address, if changed since last
                                    report.)

ITEM 12. Results of Operations and Financial Condition


         On April 13, 2004, the Registrant issued a press release announcing first quarter 2004 operating results. The press release is attached hereto as
Exhibit 99.1 and incorporated herein by reference.

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       STANLEY FURNITURE COMPANY, INC.

   April 13, 2004                      By: /s/Jeffrey R. Scheffer
   --------------                      ------------------------------
       Date                            Jeffrey R. Scheffer
                                       President and Chief Executive
                                       Officer

FOR IMMEDIATE RELEASE:            CONTACT: DOUGLAS I. PAYNE
April 13, 2004                             Executive Vice President -
                                           Finance and Administration
                                           (276) 627-2157
                                           e-mail:dpayne@stanleyfurniture.com

                                           ANITA W. WIMMER
                                           Treasurer
                                           (276) 627-2446
                                           e-mail:awimmer@stanleyfurniture.com

                      STANLEY FURNITURE ANNOUNCES INCREASED
                SALES AND EARNINGS FOR THE FIRST QUARTER OF 2004

Earnings per share increase 36.5% on sales gain of 14.6%

STANLEYTOWN, VA, April 13, 2004/PRNewswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NNM:STLY) today reported higher sales and earnings for the first quarter of 2004. Both sales and earnings exceeded management's upwardly revised guidance for the quarter issued in mid-March. Customer orders exceeded management's expectations for the second half of March and, due to the Company's ability to respond quickly, resulted in higher than expected sales.

Net sales of $70.2 million increased 14.6% from the first quarter of last year. This marks the eighth consecutive quarter of sales growth over the comparable prior year quarter. Earnings per share grew 36.5% to $.71 compared to $.52 in the first quarter of 2003.

Operating income rose to $7.8 million, or 11.1% of net sales, in the first quarter of 2004 from $6.1 million, or 10.0% of net sales, in the first quarter of 2003. Higher sales, increased production levels at the Company's domestic facilities, although at a slower growth rate than sales due to the growth of sourced items, and savings from sourcing initiatives drove the improvement. Approximately 26% of sales came from sourced items in the first quarter of 2004. Management expects sales from sourced items to level off around 30% of sales for total year 2004.

Strong cash flow from operations was used to reduce debt $4.3 million, pay cash dividends of $622,000 and increase the Company's cash on hand $2.8 million. Approximately $10.2 million remains authorized by the Company's Board of Directors to repurchase shares of the Company's common stock. Total debt outstanding was $18.4 million and cash on hand was $5.4 million at March 27, 2004. Business Outlook

"We are pleased to report our eighth consecutive quarter of year-over-year sales growth," commented Jeffrey R. Scheffer, president and chief executive officer. "As we have previously reported, the significant sales momentum which began last summer continued through the first quarter and into early April. It appears that improved economic conditions are finally producing positive industry growth. However, we believe a large portion of our sales growth continued to come from market share gains. While it is difficult to forecast market share gains in advance, this has caused us to raise our sales and earnings guidance for 2004 as outlined below.

Our focus is to create exciting designs, produce high-quality product and provide excellent service," Scheffer continued. "Best product is determined by both design and price. Blending efficient domestic manufacturing in highly focused facilities with intelligent outsourcing of certain component parts and finished goods allows us to offer a compelling value proposition. This combination gives Stanley a competitive advantage by offering higher value and well-styled product, without sacrificing our culture of high quality and fast delivery. Our market share gains provide encouraging evidence that our customers are responding favorably and that we are executing the strategy well," Scheffer concluded.

Management offers the following guidance for total year 2004:

o Net sales are expected to be in the range of $280 million to $290 million, an increase of 7% to 11% over the prior year.
o Operating income is expected to be in the range of $30.3 million to $31.9 million.
o The Company's effective tax rate is expected to be in the range of 36.0% to 36.5% for 2004 compared to 36.0% in 2003.
o Earnings per share are expected to be in the range of $2.75 to $2.90 compared to $2.34 for 2003.

Management offers the following guidance for the quarter ending June 26, 2004:

o Net sales are expected to be in the range of $67.5 million to $70.0 million, an increase of 10% to 14% over the second quarter of 2003.
o Operating income is expected to be in the range of $7.2 million to $7.7 million.
o Earnings per share are expected to be in the range of $.65 to $.70 compared to $.53 in the year-ago quarter.

All earnings per share are on a diluted basis.

Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market. Manufacturing facilities are located in Stanleytown and Martinsville, VA and Robbinsville and Lexington, NC. Its common stock is traded on the Nasdaq stock market under the symbol STLY.



Conference Call Details

The Company will host a conference call Wednesday morning, April 14, at 9:30 a.m. Eastern Time. The call will also be web cast live and archived on the Company's web site at www.stanleyfurniture.com. The dial-in-number is (877) 407-8029. A replay will be available through April 20, 2004. The dial-in-number for the replay is (877) 660-6853, the account reference number is 6721 and the conference number is 99161.

Forward-Looking Statements

Certain statements made in this release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "believes," "estimates," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect the Company's reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include competition in the furniture industry including competition from lower-cost foreign manufacturers, the Company's success in implementing its blended strategy of expanded offshore sourcing and domestic manufacturing, disruptions in offshore sourcing including those arising from supply or distribution disruptions or changes in political or economic conditions affecting the countries from which the Company obtains offshore sourcing, international trade policies of the United States and countries from which the Company obtains offshore sourcing, the cyclical nature of the furniture industry, fluctuations in the price for lumber which is the most significant raw material used by the Company, fluctuations in foreign freight cost, credit exposure to customers, capital costs and general economic conditions. Any forward-looking statement speaks only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.




                                  TABLES FOLLOW



                         STANLEY FURNITURE COMPANY, INC.
                         Consolidated Operating Results
                      (in thousands, except per share data)
                                   (unaudited)

                                                            Three Months Ended
                                                          Mar 27,       Mar 29,
                                                           2004          2003
                                                         --------      ---------

Net sales ..........................................     $ 70,222      $ 61,298

Cost of sales ......................................       53,001        46,676

                                                         --------      --------
    Gross profit ...................................       17,221        14,622


Selling, general and administrative expenses .......        9,417         8,513
                                                         --------      --------


  Operating income .................................        7,804         6,109


Other income, net ..................................          (53)          (42)

Interest expense ...................................          626           711
                                                         --------      --------

  Income  before income taxes ......................        7,231         5,440


Income taxes .......................................        2,624         1,974
                                                         --------      --------

  Net income                                             $  4,607      $  3,466
                                                         ========      ========


Diluted earnings per share .........................     $   0.71      $   0.52
                                                         ========      ========


Weighted average number of shares ..................        6,449         6,679
                                                         ========      ========





                         STANLEY FURNITURE COMPANY, INC.
                      Consolidated Condensed Balance Sheets
                                 (in thousands)
                                   (unaudited)

                                                       Mar 27,    Mar 29,    Dec 31,
                                                        2004       2003       2003
                                                      --------   --------   --------

Assets
Current assets:
     Cash .........................................   $  5,351   $ 10,583   $  2,509
     Accounts receivable, net .....................     36,141     31,563     30,120
     Inventories ..................................     56,341     52,629     54,638
     Prepaid expenses and other current assets ....      1,105      1,060      2,855
     Deferred income taxes ........................      2,855      2,876      2,855
                                                      --------   --------   --------

         Total current assets .....................    101,793     98,711     92,977

Property, plant, and equipment, net ...............     53,804     58,171     55,154
Goodwill ..........................................      9,072      9,072      9,072
Other assets ......................................      6,836      8,230      7,000
                                                      --------   --------   --------

         Total assets .............................   $171,505   $174,184   $164,203
                                                      ========   ========   ========

Liabilities and Stockholders' Equity
Current liabilities:
     Current maturities of long-term debt .........   $  2,728   $  6,914   $  7,014
     Accounts payable .............................     15,069     15,267     10,595
     Accrued expenses .............................     13,470     13,775     10,913
                                                      --------   --------   --------

         Total current liabilities ................     31,267     35,956     28,522

Long-term debt ....................................     15,686     18,414     15,686
Deferred income taxes .............................     11,386     13,084     12,560
Other long-term liabilities .......................      6,029      4,471      4,877

Stockholders' equity ..............................    107,137    102,259    102,558
                                                      --------   --------   --------

         Total liabilities and stockholders' equity   $171,505   $174,184   $164,203
                                                      ========   ========   ========






                         STANLEY FURNITURE COMPANY, INC.
                 Consolidated Condensed Statements of Cash Flows
                                 (in thousands)
                                   (unaudited)

                                                               Three Months Ended
                                                               Mar 27,     Mar 29,
                                                                2004        2003
                                                              --------    --------
Cash flows from operating activities:
  Cash received from customers ............................   $ 64,258    $ 57,523
  Cash paid to suppliers and employees ....................    (56,315)    (49,357)
  Interest paid ...........................................       (160)       (300)
  Income taxes paid, net ..................................       (250)     (1,293)
                                                              --------    --------
    Net cash provided by operating activities .............      7,533       6,573
                                                              --------    --------

Cash flows from investing activities:
  Capital expenditures ....................................        (44)        (37)
  Other, net ..............................................        (88)
                                                              --------    --------
    Net cash used by investing activities .................       (132)        (37)
                                                              --------    --------

Cash flows from financing activities:
  Repayment of senior notes ...............................     (4,286)     (4,286)
  Purchase and retirement of common stock .................                   (566)
  Dividends paid ..........................................       (622)       (328)
  Proceeds from exercise of stock options .................        349
                                                              --------    --------
    Net cash used by financing activities .................     (4,559)     (5,180)
                                                              --------    --------

Net  increase in cash .....................................      2,842       1,356
Cash at beginning of period ...............................      2,509       9,227
                                                              --------    --------

  Cash at end of period ...................................   $  5,351    $ 10,583
                                                              ========    ========

Reconciliation of net income to
  net cash provided by operating activities:
    Net income ............................................   $  4,607    $  3,466

    Adjustments to reconcile net income to net cash used by
      operating activities:
      Depreciation and amortization .......................      1,421       1,450
      Deferred income taxes ...............................     (1,174)
      Changes in working capital ..........................      1,284       1,528
      Other assets ........................................        243         212
      Other long-term liabilities .........................      1,152         (83)
                                                              --------    --------
  Net cash provided by operating activities ...............   $  7,533    $  6,573
                                                              ========    ========